EXHIBIT 99.1

Diane Dayhoff
Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

April 16, 2002

Dear Investors and Analysts:

Today Continental reported a first quarter net loss of $114 million ($1.79 diluted loss per share) excluding a previously announced special charge of $52 million ($83 million before tax).

Continental ended the first quarter with approximately $1.2 billion in cash and short-term investments, including $147 million of restricted cash related to an aircraft financing transaction. We anticipate that we will end second quarter 2002 with a cash balance of approximately $1.3 billion. This estimated cash balance includes an anticipated tax refund of $39 million, receipt of the remaining grant under the Air Transportation Safety and System Stabilization Act of approximately $63 million, and a portion of our expected proceeds from the ExpressJet Holdings, Inc. initial public offering. We expect to contribute $150 million of such proceeds to fund a portion of our obligation to the Continental employee pension plan. Our cash balance target for year-end 2002 is $1.5 billion. Updated guidance for several operating and financial statistics for second quarter and full year 2002 can be found on Attachment A.

Continental ended the quarter with 364 jet aircraft (excluding regional jets) in service. Our Fleet Plan for 2002 and 2003 is outlined on Attachment B.

Also of note, we have unveiled our new international arrivals facility at Newark International Airport. This is the last major milestone of our global gateway project. With the addition of this new customs and immigration hall, Continental's arriving international passengers will be able to seamlessly transfer to connecting domestic flights without ever leaving Terminal C.

Additional information regarding Continental (recent press releases and investor presentations) can always be found on our website at www.continental.com/corporate. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff

This letter contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. In connection therewith, please see the risk factors set forth in our 2001 10-K and our other securities filings, which identify important matters such as terrorist attacks and the resulting regulatory developments and costs, our recent operating losses and special charges, our high leverage and significant financing needs, our historical operating results, the significant cost of aircraft fuel, labor costs, certain tax matters, the Japanese economy and currency risk, competition and industry conditions, regulatory matters and the seasonal nature of the airline business, that could cause actual results to differ materially from those in the forward-looking statements.